2011 ANNUAL MEETING
FISCAL YEAR 2010 IN REVIEW



Plant Completion $200,000,000 Investment

CONFIDENTIALITY

The following information contains, or may be deemed to contain, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended. These forward-looking statements include all statements regarding the current intent, belief or expectations regarding matters covered and all statements which are not statements of historical fact. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The future results of the issuer may vary from the results expressed in, or implied by, forward-looking statements, possibly to a material degree. Since these factors can cause results, performance and achievements to differ materially from those discussed in this presentation, you are cautioned not to place undue reliance on the forward-looking statements. Southwest Iowa Renewable Energy, LLC ("SIRE") will update these forward-looking statements to reflect any material changes occurring prior to the completion of the offering. For a discussion of some of the important factors that could cause results to differ from those expressed in, or implied by, the forward-looking statements contained herein, please refer to SIRE's Annual Report (SEC File No. 083-00131), in particular, the "Risk Factors" section. The forward-looking statements in this document are excluded from the safe harbor protection of Section 27A of the Securities Act of 1933.

SIRE
Southwest Iowa Renewable Energy
Farmers Fueling Our Future
www.SIREethanol.com

- SIRE Annual Meeting 2011 – Brian Cahill Presentation

- SIRE Plant Capital - $200 Million
- SIRE Banking Overview
- SIRE FY 2010 Financial Overview
- SIRE Plant Operations Update
- SIRE Personnel & FY 2011 Goals

Sire plant cost 9-30-2010

	Millions
Grain and Feed Storage	$ 10.0
Rail Loop Track	$ 13.0
Steam Line	$ 15.5
Turbine	$ 5.5
Gas Boilers and Natural Gas	$ 7.0
Water Treatment	$ 2.0
Land	$ 2.0
Infrastructure	$ 22.0
Plant Process	$123.0
Total	$200.0

Cost Per Gallon $ 1.82

Total Capital Costs of Building SIRE - $200 Million

• Original Capital Projection	$160 Million
• Additional Costs	
• Gas Boilers	$ 7 Million
• Additional Track Loop	$ 7 Million
• Additional Grain & Feed	$ 3 Million
• Additional Steam Line	$10 Million
• Additional Capitalized Int	$ 7 Million
• Additional Site Development /Engineering/Misc	$ 6 Million
Total Capital Costs	$200 Million

SIRE Banking Overview
Ag Star – Lead Bank – As of 9-30-2010

Page 37-10-K

	Note Payable	Interest Rate
• Term Facility $101 Million	$95,367,000	5%
• Term Revolver $10 Million	$10,000,000	5%
• Working Capital $15 Million	$ 9,250,000	5%
Total Bank Debt 9-30-2010	$114,617,000	

1. Started monthly payments 3/1/2010. Paid $5,633 million in principal payments during the fiscal year.
2. In compliance with all bank covenants during fiscal year 2010.

Subordinated Debt   9-30-2010

Page 30-10-K

Note payable to Bunge - $29,220,000 7.88%(LIBOR+7.50%)

Note payable to ICM - $10,061,000 7.88%(LIBOR+7.50%)

SIRE Cash Flow Fiscal Year 2010

Page 30-10-K	Summary 9/30/2010
Net Loss	$(8,951,000)
Depreciation	$19,639,000
Interest Expense – NET	$ 8,690,000
EBITDA	$19,378,000

SIRE Plant Operations

	FY 2010	1st Qtr FY 2011
Total Sales	$207,833,000	$62,266,000
Cost of Sales	$203,072,000	$59,032,000
Gross Margin	$4,761,000	$3,324,000
SG&A	$4,540,000	$1,201,000
Operating Margin	$ 221,000	$2,033,000

	FY 2010	1st Qtr FY 2011
Ethanol Production	110,600,000	27,800,000
Ethanol Yield	2.79	2.80
BTU/Denatured Gallon	26,410	28,300
% Steam-MMBTU	80%	63%
% Natural Gas-MMBTU	20%	37%
DDGs Produced	301,588	77,491
Total Production Cost	$ .402	$ .407

Employee 2011 FY Incentive Goals

- Align employee goals with shareholder goals – to be a low cost producer
- EBITDA - +$28 Million
- Plant capacity – 120,000,000 gallons produced
- Safety – Zero lost time days
- Corn oil production
- Chemical costs

SIRE Personnel

- SIRE currently has 59 full time employees including the downtown Bunge elevator location.

- Over $100,000 training has been funded by

  our 260 E IDED training grant. A balance of $400,000 + is available over the next 10 yrs.

- Employees committed to safety with over 500 days without a lost time day accident.

Fiscal Year 2011 Objectives

1. Continue to reduce debt & improve cash liquidity
2. Lower the cost of production of a gallon of ethanol
   - -Increase production to 120 Million gallons per year
   - -Improve ethanol yields from 2.80 to 2.82
   - -Reduce fixed costs vs. FY 2010
3. Meet the safety goals set for the plant
4. Improve communication with members using the website for SIRE information
5. Make a profit

SOUTHWEST IOWA RENEWABLE ENERGY

INCOME STATEMENT ON A PER GALLON BASIS

	FY Ended 09/30/10	1St QTR Ended 12/31/10
Gallons of Ethanol Sold	110,768,875	26,333,450
Avg. Denatured Yield	2.79	2.8
Revenue	1.88	2.37
Corn	1.27	1.60
Gross Margin	0.61	0.77
Variable Prod. Exp.	0.27	0.28
Fixed Production Exp.	0.13	0.16
Total Production Exp.	0.40	0.44
G & A	0.04	0.04
EBITDA (Excluding Hedging)	0.17	0.29
Hedging	0.00	0.03
Depreciation & Amortization	0.19	0.18
Int Expense	0.08	0.09
Net Loss	-0.10	-0.01